Weyco Reports Second Quarter Sales And Earnings

MILWAUKEE, Aug. 6, 2019 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended June 30, 2019.

Net sales for the second quarter of 2019 were $60.5 million, down 1% compared to second quarter 2018 net sales of $60.9 million. Earnings from operations were approximately $1.9 million in both the second quarters of 2019 and 2018. Net earnings attributable to the Company were $1.5 million for the quarter, down 7% compared to $1.6 million in last year's second quarter. Diluted earnings per share were $0.15 per share in both the second quarters of 2019 and 2018.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $46.1 million for the second quarter of 2019, up 1% compared to $45.6 million in the second quarter of 2018. Within the wholesale segment, BOGS and Florsheim second quarter net sales rose 48% and 14%, respectively, due to sales volume increases across most major distribution channels. These sales increases were offset by lower sales of the Nunn Bush and Stacy Adams brands. Nunn Bush sales declined 20%, as compared to the same period last year, due to lower sales to department stores and national shoe chains. Stacy Adams sales were down 6% for the quarter, due to lower sales to department stores. Licensing revenues were $636,000 in the second quarter of 2019 and $472,000 in last year's second quarter.

Gross earnings for the North American wholesale segment were 35.1% of net sales in the second quarter of 2019, compared to 33.3% of net sales in last year's second quarter. Earnings from operations for the wholesale segment rose 27% to $2.2 million in the second quarter of 2019, from $1.7 million in last year's second quarter, due to higher sales and gross margins. The improvement in gross margins mainly resulted from stable pricing from the Company's overseas suppliers and selective price increases.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its e-commerce businesses in the United States, were $5.4 million in the second quarter of 2019, up 17% compared to $4.6 million in the second quarter of 2018. Same store sales (which include U.S. e-commerce sales) were up 14% for the quarter due to increased sales on the Company's websites. Retail earnings from operations rose to $401,000 this quarter, from $222,000 in last year's second quarter, due mainly to higher online sales volumes.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $9.0 million in the second quarter of 2019, down 15% compared to $10.6 million in the second quarter of 2018. This decrease was primarily due to a 10% decline in net sales at Florsheim Australia, caused mainly by the translation of the weaker Australian currency into U.S. dollars. Florsheim Australia's net sales in local currency were down 3% for the quarter, with lower sales in both its retail and wholesale businesses. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $749,000 in the second quarter of 2019, compared to operating losses of $23,000 in the second quarter of 2018. The decline between years was primarily due to lower sales, lower overall gross margins, and higher operating costs at Florsheim Australia.

On August 1, 2019, it was announced that the U.S. would impose an additional 10% tariff on certain categories of consumer goods exported from China, including footwear. As the Company sources a significant portion of its footwear from China, this tariff is expected to increase the overall cost of its footwear. At this time, the expected impact of the tariffs on the Company's gross margins, results of operations and overall financial statements is unknown.

"Our North American businesses had another good quarter, driven by strong performance of our Florsheim and BOGS brands at wholesale and on our websites," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "The growth in these segments was offset by losses in our international businesses due to the soft retail environment overseas. As we move into the second half of the year, we remain focused on growing our brands domestically, as well as improving the profitability of our international businesses. Relating to the proposed tariffs, we intend to try to mitigate the overall impact of these cost increases through a combination of wholesale price increases and cost reductions from our suppliers."

On August 6, 2019, the Company's Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on August 29, 2019, payable September 30, 2019.

Conference Call Details:

Weyco Group will host a conference call on August 7, 2019, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UsKdKInmLaPhpx. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/demus8qv. The conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company's products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands, except per share amounts)

Net sales	$ 60,476	$ 60,888	$ 134,604	$ 130,414
Cost of sales	36,073	37,182	81,437	80,083
Gross earnings	24,403	23,706	53,167	50,331

Selling and administrative expenses	22,539	21,759	46,157	44,817
Earnings from operations	1,864	1,947	7,010	5,514

Interest income	230	254	453	487
Interest expense	(34)	-	(66)	-
Other expense, net	(128)	(176)	(253)	(219)

Earnings before provision for income taxes	1,932	2,025	7,144	5,782

Provision for income taxes	418	502	1,662	1,443

Net earnings	1,514	1,523	5,482	4,339

Net loss attributable to noncontrolling interest	-	(103)	-	(274)

Net earnings attributable to Weyco Group, Inc.	$ 1,514	$ 1,626	$ 5,482	$ 4,613

Weighted average shares outstanding
Basic	9,938	10,214	9,943	10,194
Diluted	10,033	10,505	10,030	10,433

Earnings per share
Basic	$ 0.15	$ 0.16	$ 0.55	$ 0.45
Diluted	$ 0.15	$ 0.15	$ 0.55	$ 0.44

Cash dividends declared (per share)	$ 0.24	$ 0.23	$ 0.47	$ 0.45

Comprehensive income	$ 1,737	$ 650	$ 5,943	$ 3,465
Comprehensive loss attributable to noncontrolling interest	-	(383)	-	(588)
Comprehensive income attributable to Weyco Group, Inc.	$ 1,737	$ 1,033	$ 5,943	$ 4,053

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2019	2018
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 9,681	$ 22,973
Marketable securities, at amortized cost	10,820	1,525
Accounts receivable, net	39,275	51,533
Income tax receivable	649	-
Inventories	82,757	72,684
Prepaid expenses and other current assets	3,107	5,380
Total current assets	146,289	154,095

Marketable securities, at amortized cost	17,966	18,702
Deferred income tax benefits	1,270	1,277
Property, plant and equipment, net	29,460	28,707
Operating lease right-of-use assets	23,280	-
Goodwill	11,112	11,112
Trademarks	32,868	32,868
Other assets	23,569	23,283
Total assets	$ 285,814	$ 270,044

LIABILITIES AND EQUITY:
Short-term borrowings	$ 12,001	$ 5,840
Accounts payable	5,155	12,764
Dividend payable	-	2,308
Operating lease liabilities	7,878	-
Accrued liabilities	10,832	14,306
Accrued income tax payable	-	912
Total current liabilities	35,866	36,130

Deferred income tax liabilities	3,738	3,724
Long-term pension liability	23,129	23,112
Operating lease liabilities	17,015	-
Other long-term liabilities	181	1,495
Total liabilities	79,929	64,461

Common stock	10,002	10,057
Capital in excess of par value	65,141	64,263
Reinvested earnings	151,853	152,835
Accumulated other comprehensive loss	(21,111)	(21,572)
Total Weyco Group, Inc. equity	205,885	205,583
Total liabilities and equity	$ 285,814	$ 270,044

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2019	2018
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 5,482	$ 4,339
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,650	1,905
Amortization	125	171
Bad debt expense	79	160
Deferred income taxes	(61)	841
Net foreign currency transaction losses	18	105
Share-based compensation expense	731	805
Pension contribution	-	(3,000)
Pension expense	523	426
Increase in cash surrender value of life insurance	(115)	(115)
Changes in operating assets and liabilities -
Accounts receivable	12,142	11,464
Inventories	(10,065)	3,714
Prepaid expenses and other assets	2,095	2,527
Accounts payable	(7,612)	(3,008)
Accrued liabilities and other	(3,194)	(5,213)
Accrued income taxes	(1,558)	(1,111)
Net cash provided by operating activities	240	14,010

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(10,183)	(5,961)
Proceeds from maturities of marketable securities	1,645	3,375
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(2,414)	(491)
Net cash used for investing activities	(11,107)	(3,232)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(6,978)	(6,836)
Cash dividends paid to noncontrolling interest of subsidiary	-	(88)
Shares purchased and retired	(1,828)	(6,589)
Net proceeds from stock options exercised	161	4,048
Taxes paid related to the net share settlement of equity awards	(5)	(611)
Proceeds from bank borrowings	75,474	-
Repayments of bank borrowings	(69,313)	-
Net cash used for financing activities	(2,489)	(10,076)

Effect of exchange rate changes on cash and cash equivalents	64	(157)

Net (decrease) increase in cash and cash equivalents	$ (13,292)	$ 545

CASH AND CASH EQUIVALENTS at beginning of period	22,973	23,453

CASH AND CASH EQUIVALENTS at end of period	$ 9,681	$ 23,998

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 3,112	$ 1,927
Interest paid	$ 66	$ -

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880